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                                                                    Exhibit (5)


                                    GALAXY FUND II
                                  ADVISORY AGREEMENT


     AGREEMENT made as of JUNE 30, 1994 between GALAXY FUND II, a Massachusetts business trust, located in Stamford, Connecticut ("Galaxy II"), and FLEET INVESTMENT ADVISORS INC. located in Rochester, New York (the "Adviser").

     WHEREAS, Galaxy II is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, Galaxy II desires to retain the Adviser as investment adviser to the investment companies listed on Schedule A attached hereto (individually, a "Fund," and collectively, the "Funds");

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.   DELIVERY OF DOCUMENTS.

     The Adviser acknowledges that it has received copies of each of the following as certified by Galaxy II:

     (a) Galaxy II's Declaration of Trust, as filed with the State Secretary of the Commonwealth of Massachusetts on February 28, 1990 and all amendments thereto (such Declaration of Trust, as presently in effect and as it shall from time to time be amended, is herein called the "Declaration of Trust");

     (b) Galaxy II's By-laws and any amendments thereto (such By-laws as presently in effect and as they shall from time to time be amended, is herein called the By-laws);

     (c) Resolutions of Galaxy's Board of Trustees authorizing the appointment of the Adviser and approving this Agreement;

     (d) Galaxy II's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC") on February 28, 1990 and all amendments thereto;

     (e) Galaxy II's Registration Statement on Form N-lA under the Securities Act of 1933, as amended (the "1933 Act") Registr. No. 33-33617 and under the 1940 Act as filed with the SEC on February 28, 1990 and all amendments thereto; and

     (f) Galaxy II's most recent prospectus with respect to the Funds (such prospectus, as presently in effect and all amendments and supplements thereto herein called a "Prospectus").

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     Galaxy II will furnish the Adviser from time to time with execution copies of all amendments of, or supplements to, the foregoing.

2.   SERVICES.

     Galaxy II hereby appoints the Adviser to act as investment adviser to the Funds for the period and on the terms set forth in this Agreement. Intending to be legally bound, the Adviser accepts such appointment and agrees to furnish the services required herein to the Funds for the compensation hereinafter provided.

     Subject to the supervision of Galaxy II's Board of Trustees, the Adviser will employ professional portfolio managers and will provide with respect to the Funds a continuous investment program for each Fund, including investment research and management with respect to all securities and investments and cash equivalents in such Fund. The Adviser will monitor the correlation of the performance of each index fund in relation to its index as provided in the applicable Prospectus and Statement of Additional Information and will provide, from time to time, information regarding such correlation to the Board of Trustees of Galaxy II. The Adviser will use a computer model to determine and monitor the investments for each index fund and the percentage of each such Fund's assets to be invested in each investment. The Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by each Fund and will arrange for the purchase and sale of securities and other investments of each Fund. The Adviser will provide the services under this Agreement in accordance with each Fund's investment objective, policies and restrictions as stated in the Prospectus and Statement of Additional Information and resolutions of Galaxy II's Board of Trustees applicable to such Fund.

3.   COVENANTS BY ADVISER.

     The Adviser agrees with respect to the services provided to each Fund that it:

     (a) will conform with all Rules and Regulations of the SEC applicable to it as an investment adviser and will in addition conduct its activities under this Agreement in accordance with any applicable regulations of federal regulatory agencies;

     (b) will use the same skill and care in providing such services as it uses in providing services to other investment companies;

     (c) will place orders pursuant to its investment determinations for the Funds either directly with the issuer or with any broker or dealer.
          In placing orders with brokers and dealers, the Adviser will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide Galaxy II or other accounts over which the


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          Adviser exercises investment discretion with research advice and other services. The Adviser is authorized, in fulfilling its obligations hereunder, to pay to a broker or dealer who provides brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) a commission for executing a portfolio transaction for any Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities to the particular Fund and to Galaxy II. Except as permitted by the 1940 Act, the portfolio securities will not be purchased from or sold to the Adviser, or any affiliated person of either Galaxy II, or the Adviser, PROVIDED, HOWEVER, that subject to the provisions of this paragraph and to the extent permitted by law, the Adviser may purchase or sell portfolio securities through an affiliate of the Adviser acting as broker;

     (d) will maintain all books and records with respect to the securities transactions for the Funds, keep Galaxy II's books of account with respect to the Funds and furnish Galaxy II's Board of Trustees with reports concerning material regulatory or financial developments affecting the Funds and such other periodic and special reports as the Board may request with respect to the Funds;

     (e) will treat confidentially and as proprietary information of Galaxy II all records and other information relative to the Funds and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by Galaxy II, which approval shall not be unreasonably withheld and will be deemed granted where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Galaxy II).

4.   SERVICES NOT EXCLUSIVE.

     The services furnished by the Adviser hereunder are deemed not to be exclusive, and nothing in this Agreement shall (i) prevent the Adviser or any affiliated person (as defined in the 1940 Act) of the Adviser from acting as investment adviser or manager for any other person or persons (a "client"), including other management investment companies with investment objectives and policies the same as or similar to those of any Fund or (ii) limit or restrict the Adviser or any such affiliated person from buying, selling or trading any securities or other investments (including any securities or other investments which any Fund is eligible to buy) for its or their own accounts or for the accounts of others for whom it or they may be acting; PROVIDED, HOWEVER, that investments suitable and appropriate for the Funds will be allocated in accordance with a formula believed by the Adviser to be equitable to each and further that the Adviser agrees that it will not undertake any activities which, in its reasonable judgment, will adversely affect the performance of its obligations to any Fund under this Agreement.


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5.   BOOKS AND RECORDS.

     In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for Galaxy II are the property of Galaxy II and further agrees to surrender promptly to Galaxy II any of such records upon Galaxy II's request. The Adviser further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records required to be maintained by Rule 3la-1 under the 1940 Act.

6.   EXPENSES.

     During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Funds.

7.   COMPENSATION.

     For the services provided and the expenses assumed with respect to each Fund pursuant to this Agreement, Galaxy II will pay the Adviser from the assets belonging to such Fund and the Adviser will accept as full compensation therefor fees, computed daily and paid monthly, at an annual rate of 0.10% of the average daily net assets of each Fund other than the Municipal Bond Fund, and at an annual rate of 0.25% of the average daily net assets of the Municipal Bond Fund. For the purpose of determining fees payable to the Adviser, the value of each Fund's net assets shall be computed at the times and in the manner specified in the Prospectus and or Statement of Additional Information. Neither the Adviser nor its affiliates will charge an annual account maintenance fee to defray the costs of maintaining shareholder accounts for a period of at least two years from the date of this Agreement to the shareholders of the Galaxy II Large Company Index Fund, Small Company Index Fund, Utility Index Fund, Municipal Bond Fund, and U.S. Treasury Index Fund.

     If in any fiscal year the aggregate expenses of a Fund (as defined under the securities regulations of any state having jurisdiction over the Fund) exceed the expense limitations of any such state, the Adviser will reimburse Galaxy II for such excess expenses to the extent required by state law in the same proportion as its advisory fee bears to the Fund's aggregate fees for investment advice and administration fee. A reduction pursuant to this paragraph 7, if any, will be estimated and reconciled daily and paid on a monthly basis.

8.   LIMITATION OF LIABILITY.

     The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by Galaxy II, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.


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9.   DURATION AND TERMINATION.

     This Agreement shall become effective upon June 30, 1994 and, if not sooner terminated, shall continue in effect until June 30, 1996. Thereafter, this Agreement shall continue in effect with respect to each Fund for successive twelve month periods ending on June 30, PROVIDED such continuance is specifically approved at least annually (a) by the vote of a majority of those members of Galaxy II's Board of Trustees who are not parties to this Agreement, or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by Galaxy II's Board of Trustees or by the vote of a majority of the outstanding voting securities of such Fund. Notwithstanding the foregoing, this Agreement may be terminated as to any Fund at any time, without the payment of any penalty, by Galaxy II's Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund, or by the Adviser, on 60 days' written notice (which notice may be waived by the party entitled to receive the same). This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meaning as such terms in the 1940 Act.)

10.  AMENDMENT OF THIS AGREEMENT.

     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective with respect to any Fund until approved by the vote of a majority of the outstanding voting securities of that Fund.

11.  MISCELLANEOUS.

     The Adviser expressly agrees that notwithstanding the termination of or failure to continue this Agreement with respect to any Fund, the Adviser shall continue to be legally bound to provide the services required herein for the other Funds for the period and on the terms set forth in this Agreement.

     The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Massachusetts law.

12.  NAMES; MASSACHUSETTS BUSINESS TRUST.

     The names "Galaxy Fund II" and "Trustees of Galaxy Fund II" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated February 22, 1990 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts


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and the principal office of the Trust.  The obligations of "Galaxy II" entered into in the name or on behalf thereof by any of the Trustees, nominees, representatives, agents, officers or employees, whether past, present or future, are made not individually, but in such capacities, and are not binding upon any of such individuals or the shareholders personally, but bind only the property of Galaxy II, and all persons dealing with a Fund must look solely to the property of Galaxy II belonging to such Fund for the enforcement of any claims against Galaxy II.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                              GALAXY FUND II (known as IBM Mutual Funds
                                              until 6-30-94)

                              By  /s/  John J. Shay
                                 -----------------------------------------------

                              FLEET INVESTMENT ADVISORS INC.


                              By  /s/  Richard H. Jones
                                 -----------------------------------------------


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                                      SCHEDULE A


                               LARGE COMPANY INDEX FUND
                               SMALL COMPANY INDEX FUND
                                  UTILITY INDEX FUND
                               U.S. TREASURY INDEX FUND
                                 MUNICIPAL BOND FUND


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